Exhibit 99.1

Gentherm Reports 2017 Second Quarter Results

All Business Units Contributed to Growth while Investments in New Products Continue

NORTHVILLE, Mich., July 27, 2017 /PRNewswire/ -- Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Quarterly revenue totaling $243.4 million represents growth of 5%
•	Net income of $8.5 million and adjusted EBTIDA of $35.1 million
•	Diluted Earnings Per Share of $0.23 for the quarter, or $0.53 after adjusting for the unrealized currency loss and other impacts
•	Euro strength results in significant unrealized foreign currency loss of $12.0 million
•	Automotive revenue grew by nearly 2% despite an automotive production headwind of nearly 3% in both Europe and North America
•	Gentherm Global Power Technologies (GPT) revenues continue to show recovery and increased by 83% from the prior year quarter
•	CSZ continued to grow reporting $20.1 million in revenue, a 20% increase from prior year second quarter

“The second quarter saw revenues for our automotive products grow by nearly 2%.  This growth came despite the automotive industry, our most important end market, experiencing significant weakness.  Global automotive production volumes declined by nearly 0.30% in the second quarter and, more importantly, production in North America and Europe were down by more than 3% on a combined basis,” said President and CEO Daniel R. Coker.  “This illustrates the strength in our underlying products but still does not reflect the coming benefits from some of our exciting new products including our advanced battery thermal management product, which will begin shipping later this year, and our innovative electronic controlling devices which are expected in early 2019,” Coker added.

Coker continued, “Our corporate goal to add non-automotive markets to our product offerings has helped offset the uncertainty in the automotive industry.  Both GPT and CSZ had impressive results for the quarter increasing revenue by 83% and 20%, respectively, helping to supplement the overall outlook for Gentherm.”

Second Quarter 2017 Financial Review

Our product revenue grew $10.7 million, or 5%.  The increase came almost equally from each of our Automotive, GPT and CSZ product groups which had higher product revenues totaling $4.0 million, $3.4 million and $3.3 million, respectively.  Revenue growth for the automotive group, which was the slowest representing a 2% increase, was unfavorably impacted by a declining industry production rate especially in North America.  This lower production volume impacted revenue of CCS disproportionately.  CCS revenue also experienced a decrease associated with certain vehicles that changed from the higher priced active cooling solution to the lower priced heated and ventilated version.  Strong growth in the other automotive products combined to help offset the lower revenue in CCS.

Higher revenue at CSZ included improvements in both medical products and environmental climate chambers; however, the strong first quarter growth attributable to the blood heater cooler, or Hemotherm, was replaced by increased shipments in environmental climate chambers.

The revenue growth at GPT reflects increased market activity, especially from gas pipeline projects that had been deferred during 2016.  While the energy markets that GPT serves continue to be challenging, our revenue performance is expected to generally trend upward due to previously delayed projects now being completed.  Of course, our customers in this sector are still cautious and project timing fluctuations are expected.

The gross margin percentage during the 2017 second quarter was 32.2% compared to 30.7% during the 2016 second quarter, or 32.4% after adjusting for the one-time purchase accounting impact of CSZ incurred during the second quarter of 2016, the period during which it was acquired.  This slight decrease was due to a lower gross margin for CSZ during the current period partially offset by higher product revenues from the higher gross margin GPT business.  Lower CSZ gross margin was attributable to a higher mix of revenue favoring lower margin test chamber equipment projects.

Operating expenses of $53.2 million increased $4.0 million, or 8%, compared to the year ago period.  The increase over the prior year included higher stock based management incentive compensation, continued investments in new products and technologies and enhancements to our operating infrastructure.

Net research and development expenses (R&D) of $21.4 million increased by $2.3 million, or 12%, during the second quarter of 2017, compared with 2016, as the activities associated with new product development increase.  These activities include the advanced battery thermal management device, which is set to launch later this year, and an innovative electronic controlling device which is scheduled to begin production in early 2019.  Other focus areas for our advanced engineering teams include automotive interior thermal management devices, medical thermal management devices and battery management systems.

Selling, general and administrative expenses (SG&A) of $31.8 million increased by $2.4 million, or 8%, during the second quarter of 2017, compared with 2016.  The increase in SG&A resulted from higher equity based management incentive compensation, a portion of which is adjusted based on the trading price of our common stock.  Gentherm Common Stock appreciated during the second quarter of 2017 but decreased during the second quarter of 2016 resulting in an increase in compensation expense totaling $2.6 million.

During the 2017 second quarter we incurred a net foreign currency loss of $13.2 million which included a net realized loss of $1.2 million and a net unrealized loss of $12.0 million.  The unrealized loss was primarily the result of holding significant amounts of U.S. Dollar (“USD”) cash at our subsidiaries in Europe and due to certain intercompany relationships between these European subsidiaries and our U.S. based companies.

Adjusted EBITDA increased for the quarter to $35.1 million compared with Adjusted EBITDA of $31.5 million for the first quarter of 2016, an increase of 11%.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income is provided in a table accompanying this news release.

Our fully diluted earnings per share were $0.23 and $0.50 for the second quarter 2017 and 2016, respectively.  As outlined in the accompanying table, these amounts included certain purchase accounting impacts from acquisitions, the unrealized currency loss in 2017 and an unrealized currency gain in 2016.  After adjusting for these impacts and effects, our fully diluted earnings per share would have been $0.53 and $0.57 in 2017 and 2016, respectively.

Total cash as of June 30, 2017 was $164.2 million as compared with total cash of $177.2 million at December 31, 2016.  This decrease was primarily related to a $32.6 million tax payment associated with the first quarter 2016 reorganization of our North American operations.  This amount was offset by favorable operating cash flow during the second quarter totaling $27.5 million.  The cash combined with borrowing availability under the Company's credit agreements, provides available liquidity totaling $367.6 million as of June 30, 2017.

Guidance

We expect that our full year 2017 revenue growth is likely to be at the lower end of our previously stated range of between 5% and 10%.  Our guidance reflects year-to-date actual results including the extra quarter of CSZ revenue and an expected softer automotive production level for the remainder of 2017.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be webcast at 8:00 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or, for international callers, 1-201-689-8471.  The live webcast and archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 11:00 a.m. ET and will be accessible for two weeks. The replay can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13667294.

Investor Relations Contact
investors@gentherm.com
248-308-1702

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueTherm® cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over twelve thousand employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negatively affect its results. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product revenues	$243,378	$232,720	$492,645	$448,434
Cost of sales	164,973	161,225	329,080	308,697
Gross margin	78,405	71,495	163,565	139,737
Operating expenses:
Net research and development expenses	21,407	19,111	40,912	34,807
Acquisition transaction expenses	—	634	—	671
Selling, general and administrative expenses	31,775	29,397	62,581	52,021
Total operating expenses	53,182	49,142	103,493	87,499
Operating income	25,223	22,353	60,072	52,238
Interest expense	(1,261)	(950)	(2,383)	(1,627))
Foreign currency (loss) gain	(13,251)	2,796	(14,580)	961
Other income	173	30	409	395
Earnings before income tax	10,884	24,229	43,518	51,967
Income tax expense	2,371	5,783	9,603	21,628
Net income	$8,513	$18,446	$33,915	$30,339
Basic earnings per share	$0.23	$0.51	$0.92	$0.83
Diluted earnings per share	$0.23	$0.50	$0.92	$0.83
Weighted average number of shares – basic	36,777	36,442	36,699	36,400
Weighted average number of shares – diluted	36,840	36,637	36,796	36,572

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GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Diff.	2017	2016(1)	% Diff.
Climate Controlled Seat (CCS)	$98,816	$102,317	-3.4%	$200,861	$203,792	-1.4%
Seat Heaters	73,804	72,275	2.1%	151,449	142,866	6.0%
Steering Wheel Heaters	14,501	12,555	15.5%	29,544	24,112	22.5%
Automotive Cables	21,955	21,197	3.6%	43,684	42,766	2.1%
Battery Thermal Management (BTM) (2)	2,683	1,732	54.9%	4,427	3,281	34.9%
Other Automotive	4,053	1,757	130.7%	7,680	5,450	40.9%
Subtotal Automotive	$215,812	$211,833	1.9%	$437,645	$422,267	3.6%
Remote Power Generation (GPT)	7,501	4,102	82.9%	14,913	9,382	59.0%
Cincinnati Sub-Zero Products (CSZ)	20,065	16,785	19.5%	40,087	16,785	138.8%
Total Company	$243,378	$232,720	4.6%	$492,645	$448,434	9.9%

(1) During First Quarter 2017 we revised our revenue by product analysis to better reflect pricing adjustments and other differences. We have revised prior year revenue by product amounts to reflect this change.

(2)Battery Thermal Management or BTM product revenues currently includes Gentherm’s automotive grate, low cost, heat resistant fans and blowers used by customers for battery cooling through ventilation.  The advanced TED based active cool system are scheduled to begin serial production during the 2017 fourth quarter.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$8,513	$18,446	$33,915	$30,339
Add Back:
Income tax expense	2,371	5,783	9,603	21,628
Interest expense	1,261	950	2,383	1,627)
Depreciation and amortization	10,927	9,336	21,048	17,470
Adjustments:
Acquisition transaction expense	—	634	—	671
Unrealized currency loss (gain)	12,041	(3,602)	13,386	165
Adjusted EBITDA	$35,113	$31,547	$80,335	$71,900

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Future Full Year Periods (estimated)
	2017	2016	2017	2016	2017	2018	2019	2020	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$634	$—	$671	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	1,938	1,986	3,826	3,731	8,018	8,018	5,913	4,651	16,541
Technology amortization	886	900	1,570	1,650	2,747	1,306	759	759	1,507
Product development costs amortization	―	43	―	42	―	―	―	―	―
Trade name amortization	43	44	86	86	132	―	―	―	―
Inventory fair value adjustment	―	3,973	―	3,973	―	―	―	―	―
Other effects
Unrealized currency loss (gain)	12,037	(3,602)	13,383	165	―	―	―	―	―
Total acquisition transaction expenses, purchase accounting impacts and other effects	$14,904	$3,978	$18,865	$10,318	$10,897	$9,324	$6,672	$5,410	$18,048
Tax effect of above	(3,944)	(1,470)	(4,959)	(3,086)	(2,716)	(2,349)	(1,735)	(1,442)	(5,423)
North America reorganization withholding tax (1)	―	―	―	9,600	―	―	―	―	―
Net income effect	$10,960	$2,508	$13,906	$16,832	$8,181	$6,975	$4,937	$3,968	$12,625

Earnings per share - difference
Basic	$0.30	$0.07	$0.38	$0.46
Diluted	$0.30	$0.07	$0.38	$0.46

(1) During the first quarter of 2016, we completed a legal reorganization in North American by shifting certain operations located in Canada to other subsidiaries.  Related to the reorganization we declared intercompany dividends and incurred $9.6 million in withholding taxes payable to the Canadian Revenue Agency.

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$164,177	$177,187
Accounts receivable, less allowance of $1,424 and $1,391, respectively	181,273	170,084
Inventory:
Raw materials	58,364	60,525
Work in process	15,704	13,261
Finished goods	32,500	31,288
Inventory, net	106,568	105,074
Derivative financial instruments	2,545	18
Prepaid expenses and other assets	39,939	32,000
Total current assets	494,502	484,363
Property and equipment, net	187,391	172,052
Goodwill	53,497	51,735
Other intangible assets, net	54,356	57,557
Deferred financing costs	1,079	1,221
Deferred income tax assets	37,805	35,299
Other non-current assets	37,867	40,803
Total assets	$866,497	$843,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$83,719	$84,511
Accrued liabilities	65,946	105,625
Current maturities of long-term debt	3,414	2,092
Derivative financial instruments	—	1,395
Total current liabilities	153,079	193,623
Pension benefit obligation	7,937	7,419
Other liabilities	5,355	4,092
Long-term debt, less current maturities	159,871	169,433
Deferred income tax liabilities	7,287	8,058
Total liabilities	333,529	382,625
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,821,656 and 36,534,464 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	266,077	262,251
Paid-in capital	12,166	10,323
Accumulated other comprehensive loss	(37,608)	(69,091)
Accumulated earnings	292,333	256,922
Total shareholders’ equity	532,968	460,405
Total liabilities and shareholders’ equity	$866,497	$843,030

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating Activities:
Net income	$33,915	$30,339
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,191	17,547
Deferred income taxes	(2,278)	(3,707)
Stock compensation	4,761	4,505
Defined benefit plan expense	94	117
Provision of doubtful accounts	6	274
Loss on sale of property and equipment	249	254
Changes in operating assets and liabilities:
Accounts receivable	(6,949)	(12,668)
Inventory	1,149	6,624
Prepaid expenses and other assets	(5,147)	(6,890)
Accounts payable	(2,932)	1,749
Accrued liabilities	(37,944)	13,029
Net cash provided by operating activities	6,115	51,173
Investing Activities:
Proceeds from the sale of property and equipment	34	27
Acquisition of subsidiary, net of cash acquired	(2,000)	(73,666)
Purchases of property and equipment	(25,750)	(30,828)
Net cash used in investing activities	(27,716)	(104,467)
Financing Activities:
Borrowing of debt	—	75,000
Repayments of debt	(8,428)	(31,918)
Excess tax expense from equity awards	—	(385)
Cash paid for financing costs	—	(650)
Cash paid for the cancellation of restricted stock	(1,100)	(793)
Cash paid for the repurchase of Common Stock	(53)	—
Proceeds from the exercise of Common Stock options	2,061	566
Net cash (used in) provided by financing activities	(7,520)	41,820
Foreign currency effect	16,111	(998)
Net decrease in cash and cash equivalents	(13,010)	(12,472)
Cash and cash equivalents at beginning of period	177,187	144,479
Cash and cash equivalents at end of period	$164,177	$132,007
Supplemental disclosure of cash flow information:
Cash paid for taxes	$58,831	$13,400
Cash paid for interest	$2,190	$1,526
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$2,229	$2,432

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